EXHIBIT 10(a)29

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

THE SOUTHERN COMPANY

Effective as of March 1, 2009, the following are the annual base salaries of the current Chief Executive Officer and Chief Financial Officer of The Southern Company (the “Company”) and certain other current or former executive officers of the Company who served as such during 2008.

David M. Ratcliffe President and Chief Executive Officer	$1,129,467
W. Paul Bowers Executive Vice President and Chief Financial Officer	$599,004
Thomas A. Fanning Executive Vice President and Chief Operating Officer	$664,685
Charles D. McCrary Executive Vice President of the Company, President and Chief Executive Officer of Alabama Power Company	$662,242
Michael D. Garrett Executive Vice President of the Company, President and Chief Executive Officer of Georgia Power Company	$695,402
G. Edison Holland, Jr. Executive Vice President, General Counsel and Secretary	$574,037